Exhibit 16.1

(Letterhead of Smith Elliott Kearns & Company, LLC )

August 25, 2016

Securities and Exchange Commission

Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 25, 2016, to be filed by our former client, Riverview Financial Corporation. We agree with the statements made in response to the Item insofar as they related to our Firm.

Sincerely,

/s/ Smith Elliott Kearns & Company, LLC